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                                  EXHIBIT 4(b)

                          PEOPLES SAVINGS BANK OF TROY
                                STOCK OPTION PLAN

         1.       PURPOSE

                  The purpose of this Peoples Savings Bank of Troy Stock Option Plan (the "Plan") is to enable selected officers and other key employees of Peoples Savings Bank of Troy (the "Bank") and its subsidiaries to acquire a proprietary interest in the Bank through the Ownership of common stock on the Bank. Such ownership will provide such employees with a more direct stake in the future welfare of the Bank, and encourage them to remain with the Bank and its subsidiaries. The Plan is also intended to encourage qualified persons to seek and accept employment with the Bank and its subsidiaries. Pursuant to the Plan, such employees will be offered the Opportunity to acquire such common stock through the grant of options under the Plan.

                  As used in this Plan, the term "subsidiary" shall mean any present or future corporation which becomes a "subsidiary corporation" of the Bank as the term is defined in Section 425 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

         2.       ADMINISTRATION OF THE PLAN

                  The Plan shall be administered by an Employee Benefits Committee (the "Committee") as appointed from time to time by the Board of Directors of the Bank, which Committee shall consist of not less than three (3) members of such Board of Directors. No director of the Bank serving as a member of the Committee shall be eligible, at any time while serving as a member of the Committee, to be granted options under this Plan.

                  In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. Any interpretation or decision of the Committee with regard to questions arising under the Plan made by the Committee shall be final and conclusive. The Committee shall determine the employees to whom, and the time or times at which, grants shall be made, the number of shares to be included in such grants and the time or times at which stock options shall first become exercisable.

         3.       SHARES OF STOCK SUBJECT TO THE PLAN

                  (a) MAXIMUM AMOUNT AVAILABLE. The total number of shares that may be issued or transferred pursuant to the exercise of options under the Plan shall not exceed seven and one-half percent (7.5%) of the final number of shares of the $1.00 par value common stock of the Bank ("Common Stock") which shall be issued in connection with the Conversion of the Bank from an Ohio-chartered mutual building and savings association to an Ohio-chartered stock building and savings association. Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Bank and, held in treasury. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares may again be subject to an option under the Plan.

                  (b) ADJUSTMENT IN EVENT OF RECAPITALIZATION OF THE BANK. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Bank, the Board of Directors shall make an appropriate adjustment in the number and the kind of shares covered by options, and in the option prices.

         4.       ELIGIBILITY

                  Options may only be granted to officers and other key employees who are employed by the Bank or one of its subsidiaries ("Key Executives"), provided that the Committee may exclude any individual from eligibility under the Plan. An option may not be granted under this Plan to a director of the Bank who is not an employee of the Bank.

         5.       DURATION OF THE PLAN

                  Subject to the provisions of paragraph 11, the Plan shall remain in effect until all shares subject to or which may become subject to the Plan shall have been purchased pursuant to the exercise of options granted under the Plan, provided that no options may be granted after September 5, 1999.


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         6.       TYPES OF OPTIONS

                  Options granted under this Plan shall be in the form of (i) incentive stock options as defined in Section 422A of the Code, or (ii) options not qualifying under such Section ("nonstatutory options"), or both, in the discretion of the Committee.

         7.       TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

                  Incentive stock options shall be evidenced by stock option agreements in such form, not inconsistent with this Plan, as the Committee shall approve from time to time, which agreements shall be subject to the terms and conditions set forth in paragraph 9 of this Plan and shall contain in substance the following terms and conditions and such other terms and conditions not inconsistent therewith as the Committee may approve;

                  (a) OPTION PRICE. The option price per share of the Common Stock underlying each option shall be fixed by the Committee, but shall not be less than 100% of the fair market value of the Common Stock at the time such option is granted.

                  (b) TEN PERCENT SHAREHOLDERS. The option price per share of the Common Stock underlying any incentive stock option granted to any individual who, at the time of the grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Bank or any of its subsidiary corporations shall not be less than 110% of the fair market value of the Common Stock at the time such option is granted.

                  (c) ANNUAL LIMIT. The aggregate fair market value (determined at the time the option is granted) of shares of Common Stock with respect to which incentive stock options under the Plan (or any other plan of the Bank or a parent or subsidiary thereof providing for the grant of incentive stock Options) are first exercisable by an employee during any calendar year (the "Annual Limit") shall not exceed $100,000.

                  (d) MEDIUM AND TIME OF PAYMENT. Stock purchased pursuant to an option agreement shall be paid for in full at time of purchase. The purchase price upon exercise of an option may be paid in whole or in part in (a) cash or
(b) whole shares of Common Stock evidenced by negotiable certificates, valued at their fair market value on the date of exercise. Upon receipt of payment the Bank shall deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for such shares. If certificates representing shares of Common Stock are used to pay all or part of the purchase price of an option, the Committee shall determine acceptable methods for tendering Common Stock and may impose such limitations and prohibitions on the use of Common Stock to pay all or part of the purchase price of an option as it deems appropriate. It shall be a condition to the performance of the Bank's obligation to issue or transfer Common Stock upon the exercise of an option or options that the optionee pay, or make provision satisfactory to the Bank for the payment of, any taxes (other than stock transfer taxes) which the Bank is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise.

         8.       TERMS AND CONDITIONS OF NONSTATUTORY OPTIONS

                  Nonstatutory options shall be evidenced by stock option agreements which shall be subject to the terms and conditions set forth in paragraph 9 of this Plan and shall contain in substance the terms and conditions set forth in subparagraphs (a) and (d) of paragraph 7 of this Plan and such other terms and conditions not inconsistent therewith as the Committee may determine.

         9.       PROVISIONS RELATING TO OPTIONS

                  All options granted under this Plan shall be subject to the following provisions;

                  (a) TERM. Options shall become exercisable upon the date of grant, provided, however, that options granted prior to initial shareholder approval of the Plan shall become exercisable upon the date of such shareholder approval. An option shall have such term as is fixed by the Committee, provided that (i) no incentive stock option may be exercised after


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the expiration of ten (10) years from the date of grant of such option and no nonstatutory option may be exercised after the expiration of ten (10) years and one day from the date of grant of such option; and (ii) no incentive stock option granted to any individual who, at the time of the grant, owns stock of the Bank possessing more than ten percent of the total combined voting power of all classes of stock of the Bank or any of its subsidiary companies may be exercised after the expiration of five years from the date of grant of such option.

                  (b) PARTIAL EXERCISE. Partial exercise will be permitted from time to time, provided that no partial exercise may result in the issuance or transfer of less than fifty (50) shares of Common Stock.

                  (c) RIGHTS AS A STOCKHOLDER. A recipient of options rights shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate to him for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                  (d) NON-ASSIGNABILITY OF OPTIONS. No option shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution. During the life of a recipient, options shall be exercisable only by him.

                  (e) EFFECT OF TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No option shall be exercisable after the expiration of a period of three (3) months from the date of termination of employment, unless such termination of employment occurs by reason of death or disability within the meaning of Section 22(e)(3) of the Code. In the event of the death of a recipient of options while an employee of the Bank or any subsidiary of the Bank, the unexercised portion of options granted to the deceased employee shall be exercisable by his personal representatives, heirs or legatees at any time prior to the expiration of two
(2) years from the date of his death. In the event of the termination of employment of a recipient of options because of disability within the meaning of
Section 22(e)(3) of the Code, the unexercised portion of options granted to such recipient shall expire unless exercised within one (1) year from the date of such termination. In no event shall an option be exercisable after the expiration of the term of the option fixed by the Committee pursuant to subparagraph (a) of this paragraph 9.

                  (f) LEAVE OF ABSENCE. In the case of a recipient on an approved leave of absence, the Committee may, if it determines that to do so would be in the best interests of the Bank, provide in a specific case for continuation of options during such leave of absence, such continuation to be on such terms and conditions as the Committee determines to be appropriate, except that in no event shall an option be exercisable after the expiration of the term of the option fixed by the Committee pursuant to subparagraph (a) of this paragraph 9.

         10.      AMENDMENT TO THE PLAN

                  The Board of Directors shall have the right to amend the Plan (including, without limitation, the amount of the Annual Limit to the extent permitted by the provisions of the Code relating to incentive stock options) or suspend or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a recipient under any option theretofore granted under the Plan; and provided, further, that unless first duly approved by the holders of stock entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, no amendment or change shall be made in the Plan (a) increasing (except as provided in subparagraph (b) of paragraph 3 of this Plan) the total number of shares which may be issued or transferred under the Plan; (b) changing the minimum purchase price hereinbefore specified for the shares subject to options;
(c) changing the maximum period during which options may be exercised; or (d) extending the period during which options may be granted under the Plan beyond September 5, 1999.

         11.      USE OF PROCEEDS

                  The proceeds from the sale of Common Stock pursuant to options granted under the Plan shall constitute general funds of the Bank.

         13.      GENERAL RESTRICTION


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                  Each option granted under the Plan shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or transfer of shares thereunder, such option may not be exercised or granted in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

         14.      EFFECTIVE DATE OF THE PLAN

                  The Plan shall be effective, subject to shareholder approval, as of the first date on which both the subscription and community offerings of Common Stock in connection with the conversion of the Bank from an Ohio-chartered stock building and savings association to an Ohio-chartered mutual building and savings association are closed.


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